As filed with the Securities and Exchange Commission on June 1, 2011
Registration No. 333 -164564

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

POST EFFECTIVE AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

NUTRASTAR INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada	2000	80-0264950
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

7/F Jinhua Mansion
41 Hanguang Street
Nangang District, Harbin,
150080
People’s Republic of China
(86) 451-82287746

(Address and telephone number of principal executive offices)
____________________________

Copies of Correspondence to:
CSC Services of Nevada, Inc.
502 East John Street	Scott C. Kline, Esq.
Carson City, NV 89706	Pillsbury Winthrop Shaw Pittman LLP
(775) 882-3072	Suite 4201, Bund Center, 222 Yan An Road East,
Shanghai, 200002 China
(Names, addresses and telephone numbers of	+86-21-6137-7999
agents for service)
____________________________

Approximate date of commencement of proposed sale to public: Not applicable

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering.  [  ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

DEREGISTRATION OF UNSOLD SECURITIES

On January 28, 2010, Nutrastar International Inc. (the "Company") filed a Registration Statement on Form S-1 (File No. 333-164564) (the "Registration Statement") with the Securities and Exchange Commission, which was declared effective on February 4, 2010. The Registration Statement registered the resale from time to time, of 1,500,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share. The Shares were registered to permit resales of such Shares by the selling stockholders, as named in the Registration Statement, who acquired the Shares in connection with the Company's December 2009 private placement.

The Company is seeking to deregister the Shares that remain unsold under the Registration Statement as of the date hereof because the Company and the selling stockholders have agreed to terminate the Company’s obligation to keep the Registration Statement effective. In accordance with the undertaking of the Company contained in the Registration Statement pursuant to Item 512 of Regulation S-K, the Company is filing this Post-Effective Amendment No. 3 to the Registration Statement to remove from registration all of the securities registered under the Registration Statement that remain unsold as of the date hereof. As a result of this deregistration, no securities remain registered for resale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin, China, on the 1st day of June, 2011.

Nutrastar International Inc.

By	/s/ Lianyun Han
Lianyun Han, CEO and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 1, 2011.

SIGNATURE	TITLE
/s/ Lianyun Han	Chief Executive Officer, President and Chairman
Lianyun Han	(Principal Executive Officer)

/s/ Robert Tick	Chief Financial Officer, Treasurer and Director
Robert Tick	(Principal Financial Officer and Principal Accounting Officer)

/s/ Honbing Hua	Chief Marketing Officer
Hongbing Hua

/s/ Chunming Zhang	Director
Chunming Zhang

/s/ Henry Ngan	Director
Henry Ngan

/s/ Virginia P’an	Director
Virginia P’an

/s/ Jianbing Zhong	Director
Jianbing Zhong

/s/ Joshua Kurtzig	Director
Joshua Kurtzig